Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A ordinary shares, par value of US$0.0001 per share, and Class B ordinary shares, par value of US$0.0001 per share, of Charlton Aria Acquisition Corp., a Cayman Islands exempted company, shall be filed on behalf of the undersigned.

Date: May 27, 2025

ST Sponsor II Limited

By:	/s/ Chen Siak Chan
Name:	Chen Siak Chan
Title:	Sole Director

Valley Point Limited

By:	/s/ Chen Siak Chan
Name:	Chen Siak Chan
Title:	Sole Director

Chen Siak Chan

/s/ Chen Siak Chan

Sunny Tan Kah Wei

/s/ Sunny Tan Kah Wei